Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-3 (File No. 333-262551) of Inhibikase Therapeutics, Inc.,

•	Form S-8 (File No. 333-259555) pertaining to the Inhibikase Therapeutics, Inc. 2020 Equity Incentive Plan of Inhibikase Therapeutics, Inc., and

•	Form S-1 (File No. 333-269521) of Inhibikase Therapeutics, Inc.

of our report dated March 27, 2024, with respect to the consolidated financial statements of Inhibikase Therapeutics, Inc. and Subsidiary included in this Annual Report (Form 10-K) of Inhibikase Therapeutics, Inc. and Subsidiary for the years ended December 31, 2023 and December 31, 2022. Our audit report includes an explanatory paragraph relating to Inhibikase Therapeutics, Inc. and Subsidiary’s ability to continue as a going concern.

/s/ CohnReznick LLP
Holmdel, New Jersey
March 27, 2024